NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 19, 1999

                                       MSI
                         Mining Services International

TO THE SHAREHOLDERS:

You are cordially invited to attend the Annual Meeting of Shareholders of Mining Services International Corporation ("the Company") which will be held at the Hampton Inn, 10690 South Holiday Park Drive, Sandy, Utah on Wednesday, May 19, 1999, commencing at 3:00 p.m. (Mountain Daylight Savings Time) for the following purposes:

         1. To elect five (5) Directors to serve until the next Annual Meeting of Shareholders or until their successors shall be elected and duly qualified;

         2. To consider and vote upon a proposal to ratify the amendment of the Mining Services International Corporation 1987 Nonqualified Stock Option Plan to increase the number of shares of Common Stock available for issuance pursuant to grants thereunder by 233,199 shares, to extend the term thereof by an additional 10 years to December 31, 2007 and to restrict the Company's right to repurchase certain of the Common Shares issued in connection with the exercise of options, as described below;

         3. To consider and vote upon a proposal to ratify the appointment of Tanner + Co. to be the Company's independent public accountant for the year ending 1999; and

         4. To transact such other business as may properly come before the Annual Meeting of Shareholders or at any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on April 16, 1999 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting of Shareholders and any adjournment or postponement thereof. A list of those entitled to vote will be available for inspection for ten (10) days prior to the meeting at the offices of the Company.

                                       By Order of the Board of Directors



                                       Lex L. Udy
                                       Vice Chairman and Secretary

Salt Lake City, Utah
April 16, 1999


                                    IMPORTANT

     Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please complete, date, sign and return the enclosed proxy without delay in the enclosed envelope, which requires no additional postage if mailed in the United States. Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

                    MINING SERVICES INTERNATIONAL CORPORATION
                            8805 South Sandy Parkway
                              Sandy, UT 84070-6408

                             -----------------------

                                 PROXY STATEMENT

                             -----------------------


                         Annual Meeting of Shareholders

                                  May 19, 1999



                             SOLICITATION OF PROXIES

         This Proxy Statement is being furnished to the shareholders of Mining Services International, a Utah Corporation (the "Company" or "MSI") in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company's Common Stock for use at the Annual Meeting of Shareholders of the Company to be held Wednesday, May 19, 1999, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about April 16, 1999.

         The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying material. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company, without receiving additional compensation therefore, may solicit proxies personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.


                                     VOTING

Record Date

         The Board of Directors has fixed the close of business on April 16, 1999 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 7,339,760 shares of common stock, par value $.001 per share. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting. Accordingly, a total of 7,339,760 shares are entitled to be cast on each matter submitted to a vote at the Annual Meeting.

Proxies

         Shares of the Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted (i) FOR the election of each of the five director nominees; (ii) FOR the ratification of the amendment of the Mining Services International Corporation 1987 Nonqualified Stock Option Plan (the "Plan") to increase the number of shares of Common Stock available for issuance pursuant to grants thereunder by 233,199 shares, to extend the term of the Plan by an additional 10 years to December 31, 2007 and to restrict the Company's right to repurchase certain of the Common Shares issued in connection with the exercise of options, as described below; (iii) FOR the ratification of the appointment by the Board of Directors of Tanner + Co. to be the independent public accountant for the company for the year ending December 31, 1999; and
(iv) in the discretion of the proxy holders as to any other matters which may properly come before the Annual Meeting.

         A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Required Vote

         A majority of the outstanding shares of the Company's common stock entitled to vote, represented in person or properly executed proxy, is required to constitute a quorum. Abstentions and broker non-votes, which are indications by a broker that it does not have discretionary authority to vote on a particular matter, will be counted as "represented" for the purpose of determining the presence or absence of a quorum. Under Utah corporate law, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against such proposal.

         In the election of Directors, shareholders will not be allowed to cumulate their votes. The five nominees receiving the highest vote totals will be elected as Directors of the Company. For approval of (i) the amendment of the Plan and (ii) the proposed ratification of the independent public accountant, the votes cast in favor of the proposal must exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will not have the effect of being considered as votes cast against the nominees or the proposed ratification.


                              ELECTION OF DIRECTORS

         At the Annual Meeting five directors of the Company are to be elected to serve until the next Annual Meeting of shareholders and until their successors shall be duly elected and qualified. Each of the nominees for director identified below is currently a director of the Company. If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors. The five nominees receiving the highest number of votes at the Annual Meeting will be elected.

Nominees for Election as Directors

         Certain information with respect to each nominee is set forth below:

         Edward Neff (Ted) Bagley, 86, has been associated with the investment banking firm of Smith Barney and predecessor companies since 1971, where he is presently a Vice President. Mr. Bagley was elected a member of the Board of Directors in October 1983, and has served as Chairman of the Board of Directors from 1989 to the present. Mr. Bagley is also a Director of Gentner Communications Corporation.

         Dr. Lex L. Udy, 65, has been Vice Chairman of the Company since April 1993 and Secretary since March 1995. He was a founder of the Company and has served as a Director since 1979. From 1979 to 1984 he was Vice President of Research for the Company with responsibility for new product development, patent development and field test operations. From 1985 to 1993 he was President and Chief Executive Officer for the Company. Dr. Udy obtained a B.S. degree in Physics from the University of Utah in 1955 and a Ph.D. from the University of Utah in Metallurgy in 1960. Upon his retirement on March 31, 1999, Dr. Udy became an outside technical consultant to the Company.

         Dr. John T. Day, 59, has been President and Chief Executive Officer since April 1993. He was one of the founders of the Company and from 1979 to 1993 was Executive Vice President with responsibility for plant design, operations, equipment design and construction, and new product development. Dr. Day was appointed a member of the Board of Directors on November 10, 1986 and was appointed the Chief Executive Officer of the Company in 1993. Dr. Day obtained a B.S. degree in Chemical Engineering from the University of Utah in 1964 and obtained a Sc.D. degree from MIT in 1972.

         Stephen  Fleischer,  44,  has  been a  Director  of the  Company  since
December 1997. Since 1993, Mr. Fleischer has been involved in purchasing, restructuring and financing (including public financing) under-valued companies for his own account. From 1990 to 1993, Mr. Fleischer was managing director, Energy Division, Westinghouse Credit Corporation. Previously, he was vice President of the Bank of New England and also for The First National Bank of Chicago. Mr. Fleischer obtained a B.A. degree in Spanish and Business Administration from Gonzaga University in 1977.

         Nathan L. Wade, 70, has been a Director of the Company since June 1989. Since 1953 Mr. Wade has been the president and principal owner of Nate Wade, Inc., a Salt Lake City, Utah automobile dealership for new and used automobiles.

Board of Directors Meetings and Committees

         There were seven (7) regular meetings of the Board of Directors held during 1998. All of the Directors attended all of the meetings or were present via teleconferencing.

         The Company presently has standing audit and compensation committees of the Board of Directors. The audit committee periodically makes recommendations concerning the engagement of the Company's independent public accountant and reviews the results and independence of the accountants and the scope, adequacy and results of the internal auditing procedures. The Company's audit committee consists of Stephen Fleischer and Nathan L. Wade. Functions of the compensation committee include making recommendations concerning Director and senior management remuneration and overseeing the Company's stock option and other compensation plans. The compensation committee consists of Nathan L. Wade, Stephen Fleischer and Ted Bagley. All committee members attended at least 75% of the meetings of their respective committees. Each of the committees met seven times during the year. No separate compensation is paid for committee attendance or assignments.

Director Compensation

         During 1998 the non-employee directors received $5,000 per year as compensation for serving on the Board of Directors. Employee members of the Board of Directors received no compensation for attendance at meetings of the Board of Directors.


                               EXECUTIVE OFFICERS

         In addition to Dr. Day and Dr. Udy, certain information is furnished with respect to the following executive officers of the Company:

         Richard M. Clayton, 58, was first employed by the Company from 1981 to 1983. Mr. Clayton joined the Company again in 1986 as Director of Marketing and was appointed Vice President in 1991. Prior to joining the Company, Mr. Clayton held key management and marketing positions with Texaco Petroleum Corporation and Nitrate Services Corporation, an explosives company.

         David P. Reddick, 43, has been employed by the Company since 1985 as Director of Operations. In 1991 Mr. Reddick was appointed Vice President. Prior to joining the Company, Mr. Reddick was associated with Cyprus Minerals in operations management. Mr. Reddick obtained a B.S. degree in Resource Economics from the University of California at Berkeley.

         Duane W. Moss, 51, has been employed by the Company since December 1994 as Chief Financial Officer and Legal Counsel. Prior to joining the Company, Mr. Moss was a self-employed consultant and from 1989 to 1992 was the Secretary, Treasurer and Chief Financial Officer of Alta Gold Co. Mr. Moss obtained a Juris Doctorate in 1976 and a B.A. degree in Accounting in 1973 from the University of Utah.


                             EXECUTIVE COMPENSATION

         Set forth below is information concerning the annual and long-term compensation for services in all capacities to the Company and its affiliates for the fiscal years ended December 31, 1998, 1997 and 1996 of those persons who were, as of March 12, 1999, (i) the Chief Executive Officer and (ii) the other executive officers whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1998 (the "Named Executive Officers").

Compensation of Executive Officers

        The following table summarizes compensation received by the Named Executive Officers of the Company for the three fiscal years ended December 31, 1998.


                               Annual Compensation
                               -------------------

   Name and Position                                                      Other Annual       All Other
                                         Salary            Bonus          Compensation      Compensation
                           Year            $                $(1)              $(2)              $(3)
------------------------ ---------- ----------------- ----------------- ----------------- -----------------


Dr. John T. Day            1998         120,000           132,000            20,601            3,600
   President and Chief     1997         120,000           125,500            16,049            3,600
   Executive Officer       1996         119,231            75,000            18,474            4,340


Dr. Lex Udy                1998         120,000            88,000            13,391            3,600
   Vice Chairman and       1997         120,000            80,000            10,691            3,700
   Secretary               1996         119,231            50,000            10,243            3,715


Richard M. Clayton         1998          77,700            12,500             9,542            2,331
   Vice President          1997          77,700            15,000             7,361            2,331
   Marketing               1996          77,633             5,000             7,436            2,031

Duane W. Moss              1998          80,000            10,000             6,110            2,255
   Chief Financial         1997          77,150            27,500             3,915            2,255
   Officer and Legal       1996          73,500             5,000             7,580            2,672
   Counsel


(1) Includes all cash and non-cash bonuses paid on a discretionary basis by the Compensation Committee.
(2) Includes life and disability insurance premiums and tax services paid on behalf of Dr. Udy and Dr. Day and medical reimbursement payments and personal mileage on company-owned vehicles on the part of the Named

     Executive Officers.
(3) Includes matching contributions made by the company on behalf of the Named Executive Officers pursuant to the Mining Services International Profit Sharing 401(k) Plan.

Option Grants in Last Fiscal Year

         No individual grants of stock options were made to the Named Executive Officers during the fiscal year ended December 31, 1998.

Aggregated Option/SAR Exercises and Fiscal Year End Option/SAR Value

         The following table sets forth the aggregate value of unexercised options to acquire shares of the Common Stock held by the Named Executive Officers on December 31, 1998 and the value realized upon the exercise of options during the fiscal year ended December 31, 1998.


                                                     Number of
                               Shares                Unexercised                   Value of Unexercised
                              Acquired               Options/SARs                  In-the-Money Options/SARs
                                 On        Value     At FY-End (#)                 at FY-End ($)(1)
Name                          Exercise    Realized   Exercisable/Unexercisable     Exercisable/Unexercisable
---------------------------- ----------- ----------- ----------------------------- ----------------------------


Richard M. Clayton           13,283      $50,826       13,283      79,698          $33,252      $160,139
(Vice President Marketing)

Duane W. Moss                13,283      $50,826       13,283      79,698          $33,252      $160,139
(CFO and Legal Counsel)


(1) Reflects the difference between the exercise price of the options granted and the value of the Common Stock on December 31, 1998. The closing price of the Common Stock on December 31, 1998, as reported by NASDAQ was $5.50 per share. The options granted are subject to risks of forfeiture and a vesting schedule. In the case of Mr. Clayton and Mr. Moss, 13,283 options each may vest yearly on the anniversary date of the option grant, subject to Board of Directors approval.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The  following  tabulation  shows as of March  12,  1999 the  number of shares of the Company's common stock, par value $0.001,  owned  beneficially by:
(a) all persons  known to be the holders of more than five  percent  (5%) of the
Company's voting securities, (b) Directors, (c) named Executive Officers and (d)
all Officers and Directors of the Company as a group:

                                                   Amount and Natures of
                                                   Beneficial ownership (1)
                                                   ------------------------
Name and Address of Beneficial Owner               Shares            Percent

Edward Dallin Bagley  ---------------------------  1,941,065(2)      26.4%
2350 Oak Hills Drive
Salt Lake City, UT 84121

Dr. Lex L. Udy* ---------------------------------    585,706(3)       8.0%
4597 Ledgemont Drive
Salt Lake City, Utah 84124

                                       7

Dr. John T. Day* --------------------------------    574,304          7.8%
5 Dawn Hill
Sandy, Utah 84092

Edward N. Bagley* -------------------------------    583,834          8.0%
8987 St. Ives Drive
Los Angeles, California 90069

Nathan L. Wade*   -------------------------------    219,628(4)       3.0%
1207 South Main Street
Salt Lake City, Utah 84111

Richard M. Clayton  -----------------------------     26,581(5)        .4%
5875 W. Quail Creek Lane
Highland, UT  84003

Duane W. Moss  ----------------------------------     51,548(5)        .7%
7952 So. Siesta Drive
Sandy, UT 84093

All Officers and Directors
as a group (8 persons) --------------------------  4,034,552(6)      55.0%

--------------------------------------------------------------------------

(*)  Director of the Company.
(1) Unless otherwise indicated, each person identified in the table has sole voting and investment power with respect to the Company's common stock beneficially owned by such person.
(2) Includes shares held in the name of Mr. Bagley's spouse. Pursuant to an agreement signed on behalf of Mr. Bagley and his spouse, the shares included in this table are voted by the management of the Company.
(3) Includes shares owned solely by Dr. Udy's wife and shares in a family limited partnership.
(4) Includes shares held by a partnership of which Mr. Wade is a partner, shares held in an IRA account for the benefit of Mr. Wade's spouse and shares held by Mr. Wade's family members residing in his home.
(5) Includes options for 13,283 shares which are presently exercisable or will become exercisable within 60 days.
(6) Includes shares owned by Mr. Bagley and his spouse which are voted by Company's management by agreement.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's stock, to file reports of initial ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and persons who own more than ten percent of the Company's stock, are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company noted that all required forms, including amendments thereto, were timely filed during the past fiscal year, except the Company has no record that Mr. Stephen Fleischer, director, has filed an initial report of ownership on Form 3. The Company is not aware of any transactions in the Common Stock of the Company made by Mr. Fleischer since becoming a director of the Company. In addition, forms 4 were not timely filed for Mr. Lex L. Udy regarding a distribution to him of Common Stock of the Company for 2,037 shares and for Mr. Duane W. Moss regarding a gift made by him of 1,833 shares, both made on or about December 30, 1998. The failure to timely file was due to procedural oversights made during an employee's absence. The procedural corrections have been made in order to ensure timely filing of reports promulgated under Section 16(a) of the Exchange Act.

Certain Relationships and Related Transactions

         On April 10, 1998, the Company provided John T. Day and Lex L. Udy a five-year loan of $75,000 and $100,000, respectively, at LIBOR 30-day rate plus 1% adjusted annually each year on the anniversary date. Interest is payable annually with principle due on the date of maturity. The loans are secured with shares of Company stock owned by Dr. Day and Dr. Udy of 15,000 and 20,000 shares, respectively. (See note 4 to the Company's financial statements).

                        RATIFICATION OF AMENDMENT OF PLAN

         The Board of Directors has unanimously adopted a resolution setting forth the amendment to the Plan to increase by 233,199 shares to 828,207 shares, the number of shares of Common Stock, available for issuance pursuant to grants under the Plan.

Description of the Plan

         General. The Plan, was adopted by the Board of Directors and stockholders of the Company, in 1988. The Plan was amended by the Board of Directors on May 20, 1998 to increase by 233,199 shares, the number of shares of Common Stock, available for issuance pursuant to grants under the Plan. Also by resolution of the Board of Directors on May 20, 1998, the Plan was amended to extend the term thereof by an additional 10 years to December 31, 2007 and to modify the Company's right to repurchase certain of the Common Shares issued in connection with the exercise of options, as explained under "Termination of Employment" below.

         As a result of the amendment there were, as of December 31, 1998, 828,207 shares of the Common Stock subject to the Plan. Of those, 359,747 shares were subject to issued and outstanding options. The remainder, or 463,460 shares, were available for grant under the Plan. Of the 359,747 options issued and outstanding, options respecting 305,509 were held by executive officers of the Company and options to purchase 54,238 shares were held by non-executive employees. No options were held by any directors of the Company as of December 31, 1998. Shares of the Common Stock of the Company closed on the Nasdaq Stock Market (National Market) at $4.625 per share on April 12, 1999.

         As of December 31, 1998, the total number of shares of the Common Stock that had been subject to options awarded or otherwise available for issuance under the Plan was 1,315,130. Of the options that were issued but are no longer outstanding, respecting a total of 725,122 shares of the Common Stock, the significant majority were issued to current executive officers and directors.

         Purpose. The purposes of the Plan are to encourage stock ownership in the Company by eligible employees and directors of the Company, to provide an incentive for eligible employees, directors and others to expand and improve the growth, profitability and general prosperity of the Company in attracting and retaining qualified employees, directors and others through stimulating their efforts by giving suitable recognition, in the form of compensation, to their abilities and industry, which contribute materially to the growth and profitability of the Company. The Plan seeks to achieve these purposes by providing for the issuance of options (the "Options") to purchase shares of the Common Stock and certain corresponding stock appreciation rights ("SARs"). The Options are not "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and are not eligible for the favorable tax treatment provided therein.

         Administration of the Plan. The Plan is administered by an Administrative Committee (the "Committee") consisting of at least three (3) members of the Board of Directors. The Board of Directors appoints the members of the Committee, and may from time to time remove members from or add members to the Committee. Among other things, the Committee has all powers necessary to administer the Plan, including without limitation, the power to interpret the Plan and the power to determine the eligibility, status and rights of all participants under the Plan. The Plan provides that the Board of Directors has the power by appropriate action to reverse or modify any action by the Committee. The Plan further provide that except with respect to actions of Committee members which constitute gross negligence or willful misconduct, the Company shall defend, indemnify and hold harmless each member of the Committee against any and all claims, loss, damage, expense and liability arising from any actual or alleged action or failure to act in connection with the Plan.

         Duration of the Plan. The Plan became effective upon its adoption by the Board of Directors in 1988, and, pursuant to the amendment to the Plan proposed for ratification herein, shall expire on December 31, 2007 unless it is terminated prior to such expiration in accordance with the terms thereof. Notwithstanding the expiration or earlier termination of the Plan, the Plan shall continue in effect after such expiration or earlier termination for purposes of the administration of any Option granted prior to such expiration or earlier termination.

         Shares Subject to the Plan. The Plan provides for the issuance of Options and certain corresponding SARs. As a result of the amendment to the Plan proposed to be ratified by the shareholders, the maximum number of shares of Common Stock which could be issued, from and after December 31, 1998, upon exercise of Options granted under the Plan, based upon the number of Options issued and outstanding as of December 31, 1998, were 828,207. Shares of Common Stock issued under the Plan may be either authorized and unissued shares of Common Stock, or shares of Common Stock that have been reacquired by the Company.

         In the event the number of outstanding shares of Common Stock should be increased or decreased, or if Common Stock underlying Options issued under the Plan should be changed into or exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock dividend stock split or reverse stock split, an appropriate or proportionate adjustment shall be made in the terms and conditions of all Options issued pursuant to the Plan, including the exercise price of each Option issued thereunder. However, should the Committee determine, upon the advice of counsel, that any such adjustment could result in the recognition of federal taxable income by holders of Options granted under the Plan, or by holders of Common Stock or other securities of the Company, no such adjustment need be made.

         Eligibility. Options may be granted to directors or employees of the Company who are determined by the Committee to be an officer or to be employed in a managerial, professional or other key position on the basis of the special importance of their services in the management, development and operations of the Company ("Key Employees"). The Committee may also grant Options to other individuals who the Committee determines have made or are expected to make significant contributions to the Company. The Committee shall have sole and absolute discretion in identifying and selecting individuals for nomination to receive Options under the Plan.

         Options. Under the Plan, the Committee, in its sole discretion, may grant Options from time to time. The Committee shall have complete authority, subject to the terms of the Plan, to nominate individuals to receive grants of Options and to select the time or times at which grants of Options shall be made; provided, however, that the terms of all Options granted pursuant to the Plan shall comply with all terms and provisions of the Plan. The Plan provides that the exercise price of any Option shall be determined by the Committee, except that the exercise price of any Option shall be not less than the value, as determined pursuant to the Plan, of a share of Common Stock as of the date which the Option is granted.

         Subject to the provisions regarding termination of employment discussed below, each Option shall be for a term of not more than ten years from the date of grant. Each Option shall become exercisable in such installments, at such time or times, and subject to such conditions, as the Committee, in its discretion, may recommend and approve at or before the time the Option is granted.

         During the lifetime of the employee receiving the Option (the "Optionee"), Options may not be sold, pledged, assigned, hypothecated, encumbered or transferred in any manner, except by will, by applicable laws of descent and distribution. Options may be exercised during an Optionee's lifetime only by the Optionee, his legal representative. In the event of the Optionee's death, any Options that were granted to the Optionee and exercisable at the time of the Optionee's death will continue to be exercisable in accordance with such Options' terms. Any Option that is exercisable after the date of the Optionee's death may be exercised only by the person or persons to whom the Optionee's rights under the Option have passed by will, by applicable laws of descent or distribution. Any Options that are not exercisable as of the date of death of an Optionee shall expire and shall not thereafter be exercisable.

         Payment. Options granted pursuant to the Plan shall be deemed to have been exercised when written notice of exercise has been given to the Company by the person entitled to exercise the Option and full payment in cash or cash equivalents for the shares of Common Stock with respect to which the Option is exercised has been received by the Company. The Committee may, in its discretion, permit an Optionee to purchase shares of Common Stock upon exercise of an Option with shares of Common Stock previously acquired and owned at the time of such exercise, provided that the Optionee agrees to make such written representations and warranties concerning such shares as may be requested by the Committee.

         Stock Appreciation Rights. In connection with the grant of any Option pursuant to the Plan, the Board of Directors, upon recommendation of the Committee, may also grant a SAR, which shall relate to a specific Option granted to the Optionee. The number of SARs granted to an Optionee shall be less than or equal to the number of Options granted to such Optionee. Upon exercise, each SAR entitles an Optionee to receive from the Company an amount equal to the excess of the fair market value of a share of the Common Stock, determined at the time the Option is exercised, over the Exercise Price of the related Option. The failure of an Optionee to exercise a SAR at the time the related option is exercised shall cause the SAR to lapse. The Committee shall not be obligated to grant any SARs. Payment by the Company of any amount owing pursuant to the exercise of a SAR may be made in shares of Common Stock, in cash, or any combination of cash and shares, as determined in the sole discretion of the Committee. In the event adjustments are made to the terms of Options granted under the Plan, comparable adjustments shall be made to the terms of the SARs associated with such Options.

         Termination of Employment. An Optionee may exercise an Option granted under the Plan only if the Optionee has been continuously in the service of the Company as a Key Employee, director, independent contractor or otherwise, at all times from the date on which the Option sought to be exercised was granted to such Optionee, and continuing through a date which is not more than ninety days prior to the date on which the Option is sought to be exercised.

         The Optionee shall be deemed to have been in the service of the Company during the first twelve months of a leave of absence approved by the Company and during the first twelve months of a period of time in which the Optionee is Disabled (as defined below) and all Options and SARs held by such Optionee may be exercised in full, in accordance with all applicable vesting or installment provisions, by the Optionee. "Disabled" with respect to an Optionee of the Company and for purposes of the Plan is defined as when such Optionee, in the judgment of an impartial physician selected by the Company, has a physical or mental condition that presumably permanently prevents such Optionee from satisfactorily performing such Optionee's usual duties in the service of the Company, and when such condition has continued substantially uninterrupted for a period of twelve consecutive months.

         In connection with a Registration Statement filed on Form S-8 on July 3, 1997 with respect to certain shares of the Common Stock underlying certain Options, the Company adopted an amendment to the Plan, which amendment was ratified by the Board of Directors on May 20, 1998 and is proposed herein for ratification by the Shareholders. Prior to such amendment, when an Optionee left the service of the Company for any reason other than the Optionee's death, the Company had the right to purchase the shares of Common Stock purchased by the Optionee through exercise of Options during the two year period before the effective date of the termination of such Optionee's period of service. The Company could purchase such shares at the Exercise Price for such shares paid by the Optionee. Following such amendment, the Company may only purchase such shares to the extent that they are not sold for the purpose of paying the Exercise Price and related taxes. In addition to the foregoing, the Options awarded to executive officers of the Company under the Plan are subject to forfeiture at any time prior to exercise thereof at the discretion of the Board of Directors.

         Corporate Capital Transactions. In the event the Company, its shareholders, or both, enter into an agreement to dispose of all or substantially all of the assets or stock of the Company by means of a Corporate Capital Transaction (as defined below), all Options issued pursuant to the Plan shall become immediately exercisable, whether or not such Options were exercisable prior to such event, during the period of time beginning with the date upon which the Company agrees in writing to enter into such transaction, and ending on the earlier of the date the Option would otherwise have expired or the date on which the Corporate Capital Transaction is consummated. Upon consummation of the Corporate Capital Transaction, any unexercised Options issued pursuant to the Plan shall terminate and cease to be effective. In the event the Company's agreement to enter into a Corporate Capital Transaction is terminated, all unexercised Options shall revert to their status prior to the Company's agreement to enter into such transaction. Any exercise of Options made prior to the termination of such agreement shall remain effective after such termination, notwithstanding that the Option may have become exercisable solely by reason of the Company entering into such agreement. For purposes of the Plan a Corporate Capital Transaction includes a sale, merger, consolidation, reorganization, liquidation or similar transaction other than a reorganization, merger or consolidation effected solely to change the Company's state of incorporation.

         Restrictions on Resale. All participants in the Plan are subject to certain resale restrictions regarding shares of Common Stock acquired upon exercise of an Option, as contemplated by the insider trading restrictions which prohibit transactions while in possession of material nonpublic information. Insiders of the Company are also restricted by the short-swing liability provisions of Section 16(b), as discussed above. A participant is not subject to any additional resale restrictions, unless the participant is an affiliate of the Company, as such term is defined in regulations under the Securities Act. Affiliates of a corporation are generally considered to include Insiders thereof. Shares of Common Stock issued to affiliates of the Company pursuant to the Plan may not be resold unless they are registered under the Securities Act or sold pursuant to an applicable exemption, including the exemption provided by Rule 144 under the Securities Act. Pursuant to Rule 144, an affiliate of the Company is entitled to sell, within any three-month period, a number of shares of Common Stock that does not exceed the greater of one percent (1%) of the outstanding shares of such class or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. Although Rule 144 imposes certain manner of sale and other restrictions, affiliates of the Company are not subject to the one-year holding period under the rule with respect to shares of Common Stock acquired in connection with the exercise of Options.

         Amendments to the Plan. The Board of Directors may, insofar as permitted by law, amend, suspend and/or terminate the Plan at any time. No amendment, suspension or termination of the Plan shall adversely effect Options granted on or prior to the effective date of such amendment, suspension or termination without the written consent of the Optionee, except as may be necessary in the judgment of legal counsel to the Company, to comply with any applicable law.

         Withholding Tax Obligations. The exercise of an Option by an Optionee shall constitute the Optionee's agreement that the Company may withhold federal, state and other taxes attributable to taxable income realized under the Plan from any other compensation or other payment payable to such Optionee by the Company.

         General Provisions. Neither the Plan nor any grant of Options or SARs thereunder shall be deemed to give any individual the right to remain employed by the Company. Participants in the Plan shall have no rights with respect to dividends, voting or any other privileges accorded to the Company's shareholders prior to the issuance of stock certificates for shares of Common Stock. Recipients of Options under the Plan shall have no obligation to exercise such Options. All costs and expenses of administering the Plan shall be borne by the Company.

         Federal Income Tax Consequences. The following tax discussion is a brief summary of current federal income tax law. The discussion is intended solely for general information and does not make specific representations to any recipient. A taxpayer's particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations have been revised frequently and may be changed again at any time in the future. Therefore, each recipient is urged to consult a tax advisor before exercising any Option or before disposing of any shares of Common Stock acquired under the Incentive Plan with respect to both federal income tax consequences as well as any foreign, state or local tax consequences.

Options.

         Initial Grant of Options. A recipient of Options incurs no income tax liability, and the Company obtains no deduction, from the grant of Options.

         Exercise of Options. Upon the exercise of an Option, the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price will be taxed to the Optionee as ordinary compensation income. The Company will be entitled to a deduction in the same amount, provided it makes all required wage withholdings on, or properly reports, the compensation element of the exercise. In general, the Optionee's tax basis in the shares acquired by exercising an Option is equal to the fair market value of such shares on the date of exercise. Upon a subsequent sale of any such shares in a taxable transaction, the Optionee will realize capital gain or loss (long-term or short-term, depending on whether the shares were held for more than twelve months before the sale) in an amount equal to the difference between the sale price and his or her basis in the shares.

         Special rules apply if an Optionee pays the exercise price upon exercise of Options with previously acquired shares of Common Stock. Such a transaction is treated as a tax-free exchange of the old shares for the same number of new shares. To that extent, the Optionee's basis in the new shares is the same as his or her basis in the old shares, and the capital gain holding period runs without interruption from the date when the old shares were acquired. The value of any new shares received by the Optionee in excess of the number of old shares surrendered will be taxed as ordinary compensation income. The Optionee's basis in the additional shares is equal to the fair market value of such shares on the date the shares were transferred, and the capital gain holding period commences on the same date. The effect of these rules is to defer the date when any gain in the old shares that are used to buy new shares must be recognized for tax purposes. Stated differently, these rules allow an Optionee to finance the exercise of an Option by using shares of Common Stock that he already owns, without paying current tax on any unrealized appreciation in the value of all or a portion of those old shares.

         Stock Appreciation Rights. Upon the exercise of a SAR, the recipient will recognize ordinary compensation income in the amount of both the cash and the fair market value of the shares of Common Stock received upon the exercise of the SAR, and the Company will be entitled to a corresponding deduction. In the event a recipient receives shares of Common Stock upon the exercise of the SAR, any shares so acquired will have a tax basis equal to their fair market value on the date of such exercise or payment, and the holding period of the shares will commence on the day following that date. Upon a subsequent sale of such shares a recipient will recognize capital gain or loss (long-term or short-term, depending on whether the shares were held for more than twelve months before the sale) in an amount equal to the difference between the sale price and his or her basis in the shares.

Recommendation

         The Board of Directors recommends that shareholders vote FOR the proposal to ratify the amendment to the Plan.

Certain Interests of Directors

         In considering the recommendation of the Board of Directors with respect to the amendment of the Plan, shareholders should be aware that the members of the Board of Directors have certain interests which may present them with conflicts of interest in connection with such proposal. As discussed above, all directors are eligible to participate in the Plan. The Board of Directors recognizes that adoption of the proposed amendment to the Plan may benefit individual directors of the Company and their successors, but it believes that approval of the amendment of the Plan will strengthen the Company's ability to continue to attract, motivate and retain qualified employees, officers and directors. As of March 12, 1999, current members of the Board of Directors owned, in the aggregate, approximately 53.9% of the outstanding shares of Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."


                      RATIFICATION OF SELECTION OF AUDITOR

         The Audit Committee has recommended, and the Board of Directors has selected, the firm of Tanner +Co., independent certified public accountants, to audit the financial statements of the Company for the year ending December 31, 1999. Tanner + Co. has audited the financial statements of the Company since 1993. Representatives of Tanner + Co. are expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

         The Board of Directors unanimously recommends that the shareholders vote FOR ratification of the appointment of Tanner + Co. as the Company's independent public accountant.


                                  OTHER MATTERS

         As of the date of this Proxy Statement, management knows of no other matters to be presented at the Annual Meeting. If any further business should properly come before the meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.


                            PROPOSALS OF SHAREHOLDERS

         Proposals which shareholders intend to present at the Annual Meeting to be held in 2000 must be received by Lex L. Udy, Secretary, at the Company's executive offices, 8805 South Sandy Parkway, Sandy, UT 84070-6408, no later than December 31, 1999.


                             ADDITIONAL INFORMATION

         The Company will provide without charge to any person from whom a Proxy is solicited by the Board of Directors, upon the written request of such person, a copy of the Company's 1998 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested) required to be filed with the SEC. Written requests for such information should be directed as set forth below:

                             THE CORPORATE SECRETARY
                    MINING SERVICES INTERNATIONAL CORPORATION
                              8805 S. Sandy Parkway
                              Sandy, UT 84070-6408